EXHIBIT 10.1*
CONFIDENTIAL TREATMENT REQUESTED BY
EASYLINK SERVICES INTERNATIONAL CORPORATION
UNDER RULE 24b-2
*CONFIDENTIAL TREATMENT
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. “X” HAS BEEN USED TO IDENTIFY INFORMATION WHICH IS SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is entered into on April 1, 2008 (the “Effective Date”) between EasyLink Services International Corporation (as successor-in-interest to Internet Commerce Corporation) (the “Company”) and Thomas J. Stallings (“Stallings”). This Agreement amends, restates and supersedes the Employment Agreement (the “Original Agreement”) between the Company and Stallings effective as of August 28, 2007 (the “Original Effective Date”).
In consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:
1. Employment. The Company hereby employs Stallings in the capacity of Chief Executive Officer. Stallings accepts such employment and agrees to perform such services as are customary to such office and as shall from time to time be assigned to him by the Board of Directors of the Company (the “Board”). Stallings will perform his duties so as to cause the Business of the Company to be operated in accordance with an annual operating plan and budget developed jointly by the Board and Stallings and approved by the Board. For purposes of this Agreement, the “Business” of the Company is to provide business-to-business supply chain data interchange in multiple electronic formats.
2. Term. The employment hereunder shall be for a period of two years year, commencing on the Original Effective Date and ending on the first anniversary of such date (the “Employment Period”). Unless either party elects not to extend the term of this Agreement by so notifying the other in writing at least 30 days prior to the first anniversary of the Original Effective Date and each anniversary thereafter, the Employment Period shall automatically extend for an additional one year upon each such anniversary. Stallings’ employment will be on a full-time basis requiring the devotion of such amount of his productive time as is necessary for the efficient operation of the Business of the Company.
3. Compensation and Benefits.
3.1 Salary. For the performance of Stallings’ duties hereunder, the Company shall pay Stallings (i) an annual base salary in the amount as provided on Exhibit A, a copy of which is attached hereto and incorporated herein by reference, payable in accordance with the Company’s standard payroll policies, which may be changed from time to time (but in no case less frequently than monthly.

3.2 Annual Cash Incentive. Stallings will receive the opportunity to earn an annual cash incentive pursuant to the terms of Exhibit A attached hereto (the “Annual Cash Incentive”). The Company agrees to negotiate in good faith a new Annual Cash Incentive Plan for each year of Stallings’ employment subsequent to 2007. If the Company fails to negotiate a new Cash Incentive Plan for any year after 2007, then the Annual Cash Incentive in effect for the preceding year will govern. Notwithstanding any of the provisions of this Agreement, the Annual Cash Incentive, to the extent payable for any fiscal year of the Company, will be paid no later than the 15th day of the third month following the end of the fiscal year of the Company to which the Annual Cash Incentive relates.
3.3 Benefits. The Company shall provide to Stallings the benefits as described on Exhibit B attached hereto.
3.4 Reimbursement of Expenses. Stallings shall be entitled to be reimbursed for all actual and reasonable expenses, including but not limited to, expenses for travel, meals and entertainment, incurred by Stallings in connection with and reasonably related to the furtherance of the Company’s Business, per Company travel guidelines in effect from time to time. Subject to the Company travel guidelines in effect from time to time, the Company will reimburse Stallings for such actual and reasonable expenses no later than the last day of the calendar year following the calendar year in which Stallings incurs the reimbursable expense.
3.5 Equity Grants. The parties incorporate the terms of Exhibit A attached hereto regarding the equity grants, provided however, that upon any Change in Control of the Company as defined in Section 4 of this Agreement or if Stallings’ employment is terminated under Sections 5.1(a), (b), (d) or (e) of this Agreement, any of Stallings’ Equity Grants that have not yet vested will vest immediately.
4. Change of Control. For the purposes of this Agreement, the term “Change of Control” shall mean a change in the beneficial ownership of the Company’s voting stock pursuant to which:
(a) any “person,” including a “syndicate” or “group” as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding “Voting Securities,” which is any security that ordinarily possesses the power to vote in the election of the board of directors of a corporation without the happening of any precondition or contingency; or
(b) the Company is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than 40% of the outstanding Voting Securities of the surviving or resulting entity are then beneficially owned in the aggregate by either the shareholders of the Company immediately prior to such merger or consolidation, or, if a record date has been set to determine the shareholders of the Company entitled to vote on such merger or consolidation, the shareholders of the Company as of such record date; or
(c) the Company transfers substantially all of its assets to another corporation, other than a corporation of which the Company owns, directly or indirectly, at least 40% of the combined voting power of such corporation’s outstanding voting securities.

5. Termination.
5.1 Termination Events. Stallings’ employment hereunder will terminate upon the occurrence of any of the following events:
(a) Death;
(b) Disability: If Stallings is unable perform the duties assigned to him hereunder for a continuous period exceeding 90 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician; then, upon written notice to Stallings or his personal representative setting forth specifically the nature of the disability and the resulting performance failures and Stallings’ failure to cure the cited performance failures within ten days of receipt of such notice, the Company may discharge Stallings;
(c) Cause: As used in this Agreement, “Cause” shall mean:
(i)
Stallings’ conviction of (or pleading guilty or nolo contendere to) a felony or any misdemeanor involving dishonesty or moral turpitude; provided, however, that prior to discharging Stallings for Cause, the Board shall give a written statement of findings to Stallings setting forth specifically the grounds on which Cause is based, and Stallings shall have a period of ten days thereafter to respond in writing to the Board’s findings; or

(ii)
Stallings’ willful and continued failure to substantially perform his duties with the Company (other than any failure resulting from illness or disability) that has, or can reasonably be expected to have, a direct and material adverse monetary effect on the Company, provided that the Board has tendered written notice to Stallings specifying the nature of the misconduct or performance deficiency and giving Stallings 20 days to cure such deficiency. For purposes of this subsection (ii), no act or failure to act on Stallings’ part shall be considered “willful” if done, or omitted to be done, by Stallings in good faith and with reasonable belief that Stallings’ action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company;

(d) Without Cause: The Board may terminate Stallings by issuing at least 30 days’ advance written notice, subject to the severance provisions set forth below;
(e) By Stallings With Cause: Stallings may terminate his employment due to either (i) a material default by the Company in the performance of any of its obligations hereunder, or (ii) an Adverse Change in Duties (as defined below), which default or Adverse Change in Duties remains unremedied by the Company for a period of 30 days following its receipt of written notice thereof from Stallings; provided, however, that Stallings must provide written notice to the Company of the condition which would constitute cause for terminating his employment hereunder within 90 days of the initial existence of the condition, and, assuming such default or Adverse Change in Duties remains unremedied by the Company after the 30-day period set forth above, Stallings then must terminate his employment within 12 months of the initial existence of the condition; or

(f) By Stallings Without Cause: Stallings may terminate his employment for any reason upon the furnishing of at least 30 days’ advance written notice to the Board.
As used herein, “Adverse Change in Duties” means an action or series of actions taken by the Company, without Stallings’ prior written consent, that results in:
(1) A material diminution in Stallings’s authority, duties or responsibilities;
(2) A material diminution in Stallings’s base compensation;
(3) A material diminution in the authority, duties or responsibilities of the supervisor to whom Stallings is required to report;
(4) A material diminution in the budget over which Stallings retains authority; and
(5) A material change in the geographic location of the Company, as located at the time of this Agreement, at which Stallings performs his duties.
5.2 Effects of Termination.
(a) Upon termination of Stallings’ employment hereunder for any reason, the Company will promptly (but in no event later than 30 days after termination of employment) pay Stallings all compensation owed to Stallings and unpaid through the date of termination (including, without limitation, salary and employee expense reimbursements).
(b) In addition, if Stallings’ employment is terminated under Sections 5.1(a), (b), (d) or (e), the Company shall also pay Stallings an aggregate a severance amount equal to 12 months of Stallings’ then-applicable base monthly salary plus any target Annual Cash Incentive that would have accrued for the fiscal year in which the termination occurred, which aggregate amount shall be paid in equal, or as nearly equal as practicable, installments in accordance with the Company’s then-existing standard payroll policies (including payroll deductions) as if the payments were being made in equal installments over the following 12 months (no less frequently than monthly), starting with the first payroll payment date following Stallings’s termination of employment until the 15th day of the third-month following the end of (i) the calendar year or (ii) the fiscal year of the Company, whichever is later, which includes the termination of Stallings’s employment, at which time all remaining amounts shall be paid in a single lump sum no later than such 15th day of the third-month following the end of (i) the calendar year or (ii) the fiscal year of the Company, whichever is later, in which Stallings’s employment terminates, or, if earlier, after all such payments have been made.
(c) The Company shall have the right to offset against any damages resulting from a breach by Stallings of Section 5.3 or Section 6 of this Agreement, in which case, such offset shall be applied in full against the payments remaining to be paid to Stallings, from earliest to latest, and then to recover any amounts previously paid.
5.3 Restrictive Covenants. Upon termination of Stallings’ employment hereunder for any reason, Stallings agrees that for the one-year period following the termination of employment, Stallings will not:

(a) directly or indirectly, within a ten-mile radius of Stallings’ office at the Company, whether for his own account or as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever, provide services that are substantially similar to the services he provided to the Company to any person, firm, corporation or other business enterprise that competes with the Business of the Company, unless he obtains the prior written consent of the Board;
(b) directly or indirectly encourage or solicit, or attempt to encourage or solicit, on behalf of any person, firm, corporation or other business enterprise that competes with the Business of the Company, any individual to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees; or
(c) induce or attempt to induce, on behalf of any person, firm, corporation or other business enterprise that competes with the Business of the Company, any provider, payor, customer, supplier, distributor, licensee or other business relation of the Company with whom Stallings dealt at any time during the two-year period preceding his termination of employment to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation described above and the Company.
Stallings acknowledges that monetary damages will not be sufficient to compensate the Company for any economic loss that may be incurred by reason of breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Stallings from continuing to engage in such breach.
In the event that any of the foregoing restrictive covenants are too broad to be enforceable, the parties request and agree that they may be reduced to such lesser breadth as may be necessary to make them enforceable. The covenants in this Section 5.3 shall be construed as an agreement independent of any other agreement between the parties. Stallings agrees that the existence of any claim or cause of action of Stallings against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.
6. Confidentiality. During the term of this Agreement and for 36 months after Stallings’ termination of employment with the Company, Stallings will continue to be bound by the terms of that certain Confidentiality Agreement entered into between Stallings and the Company on or about April 26, 2005.
7. General Provisions.
7.1 Assignment. Stallings may not assign or delegate any of his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor to the Company through merger, consolidation, sale or the like.
7.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties relating to such subject matter, including without limitation that certain Employment Agreement dated August 28, 2007.

7.3 Modifications. This Agreement may be changed or modified only by an agreement in writing signed by the party against whom enforcement is sought.
7.4 Successors and Assigns. The rights and duties under this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns, legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person or entity shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.
7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.
7.6 Severability; Partial Invalidity. If any provision of this Agreement or any instrument or document delivered in connection herewith is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement (the “Offending Provision”), the Offending Provision shall be fully severable; this Agreement shall be construed and enforced as if the Offending Provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the Offending Provision or by its severance from this Agreement. Furthermore, in lieu of the Offending Provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the Offending Provision as may be possible and be legal, valid and enforceable.
7.7 Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.
7.8 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to:
6025 The Corners Parkway
Suite 100
Norcross, Georgia 30092
and, in the case of Stallings, to:
63 West Wieuca Road
Atlanta, Georgia 30342
or to such other address as either party may later specify by at least ten (10) days’ advance written notice delivered to the other party in accordance herewith.
7.9 No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from subsequently enforcing that provision or any other provision of this Agreement.

7.10 Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for his or its own legal fees and expenses that may be incurred in resolving such dispute.
7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
7.12 Omnibus 409A Provision. This Agreement is intended to be exempt from treatment as deferred compensation under Section 409A of the Internal Revenue Code (the “Code”) and shall be construed and interpreted in accordance therewith. All rights to payments under this Agreement shall be treated as rights to receive a series of separate payments to the fullest extent permitted by Section 409A of the Code. Notwithstanding the preceding, the Company shall not be liable to Stallings or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payment under this Agreement is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.
Notwithstanding any of the provisions of this Agreement, if Stallings is a “specified employee” (within the meaning of Section 409A of the Code), and any payments hereunder are not otherwise exempt from Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, no payments may be made hereunder before the date which is six months after the date of Stallings’s “separation from service” within the meaning of Section 409A of the Code or, if earlier the date of Stallings’s death. Because the amounts payable hereunder will be made in all events no later than the 15th day of the third month following the end of (i) the calendar year or (ii) the fiscal year of the Company in which Stallings terminates employment, whichever is later, then all amounts payable hereunder should be exempt from Section 409A of the Code as a short-term deferral. Consequently, this “specified employee” six-month delay provision will only be applicable if it is subsequently determined that the amounts to be paid pursuant to this Agreement are not exempt from Section 409A of the Code. For purposes hereof, termination of employment shall be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Stallings would perform after that date (whether as an employee or an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Thomas J. Stallings

Thomas J. Stallings

EasyLink Services International Corporation

By:	/s/ Glen E. Shipley

Name: Glen E. Shipley
Title: Chief Financial Officer

EXHIBIT A
2008 and 2009 Compensation Plan
Mr. Thomas J. Stallings, CEO
SALARY
The Company shall pay you a salary of $350,000 annually going to $400,000 upon the first to occur of (a) the Company reporting three consecutive quarters of revenue greater than $[XXXXXXXX] or (b) Fiscal 2009. The Company, through the Compensation Committee of the Board of Directors, will review your salary annually and, in its sole discretion, may increase but not decrease your salary as appropriate, subject to the approval of the Compensation Committee of the Board of Directors.
ANNUAL CASH INCENTIVE
You shall have the opportunity to earn a cash incentive based on the Company’s and your personal performance during Fiscal 2008 and Fiscal 2009. The Company, through the Compensation Committee of the Board of Directors, retains the right to adjust your cash incentive plan at any time as business circumstances or other factors reasonably dictate.
Your targeted annual incentive compensation for Fiscal 2008 is $350,000. Payment of 2008 incentive compensation will be at fiscal year end and will be determined by the Compensation Committee of the Board of Directors by September 15, 2008 (but no later than as set forth in your employment agreement).
Your targeted annual incentive compensation for Fiscal 2009 is $400,000. Payment of 2009 incentive compensation will be at fiscal year end and will be determined by the Compensation Committee of the Board of Directors prior to the end of Fiscal 2009.
With respect to the annual incentive compensation for Fiscal 2008, the Compensation Committee will determine the payout of this amount based on a combination of 25% payout on personal objectives and 75% payout on Company objectives as noted below:
PERSONAL OBJECTIVES
1.	Post merger integration of EasyLink Services Corporation.

2.	Smart revenue retention.

3.	Customer/Staff management.

4.	Margin.

COMPANY OBJECTIVES
1.
Total revenue of $[XXXXXXXX] — half of the executive’s Company Bonus (the “Revenue Company Bonus”) will be earned if the Company achieves a minimum of $[XXXXXXXX] in total revenue for FY 2008 (the “Revenue Target”), in accordance with the following. None of the Revenue Company Bonus will be earned if the Company achieves less than 91% of the Revenue Target. For each 1% (but not a fraction thereof) above 90% of the Revenue Target that the Company achieves, 10% of the Revenue Company Bonus will be earned, so that at 91% of the Revenue Target, 10% of the Revenue Company Bonus will be earned, at 92% of the Revenue Target, 20% of the Revenue Company Bonus will be earned, up to 100% of the Revenue Company Bonus at 100% of the Revenue Target. In addition, for each 1% (but not a fraction thereof) above 100% of the Revenue Target that the Company achieves, an additional amount equal to 10% of the Revenue Company Bonus will be earned.

2.
EBITDA of $[XXXXXXXX] — the other half of the executive’s Company Bonus (the “EBITDA Company Bonus”) will be earned if the Company achieves a minimum of $[XXXXXXXX] in EBITDA for FY 2008 (the “EBITDA Target”), in accordance with the following. None of the EBITDA Company Bonus will be earned if the Company achieves less than 91% of the EBITDA Target. For each 1% (but not a fraction thereof) above 90% of the EBITDA Target that the Company achieves, 10% of the EBITDA Company Bonus will be earned, so that at 91% of the EBITDA Target, 10% of the EBITDA Company Bonus will be earned, at 92% of the EBITDA Target, 20% of the EBITDA Company Bonus will be earned, up to 100% of the EBITDA Company Bonus at 100% of the EBITDA Target. In addition, for each 1% (but not a fraction thereof) above 100% of the EBITDA Target that the Company achieves, an additional amount equal to 10% of the EBITDA Company Bonus will be earned. For purposes of this paragraph, EBITDA shall mean net profit before taxes, interest expense (net of capitalized interest expense), depreciation expense and amortization expense, all in accordance with GAAP, excluding stock-based compensation expense, incentive compensation expense, cumulative effect of accounting changes and one-time, nonrecurring items.

SPECIAL BONUS AND LONG TERM STOCK INCENTIVE
On execution of your Original Agreement, you received a special one time bonus of $300,000 in cash and a special one time grant of 80,000 shares of restricted Company stock to vest monthly over 2 years. That cash bonus and stock incentive were made in light of the extraordinary effort required to complete the acquisition of EasyLink Services Corporation. The restricted stock grant was granted pursuant to the terms of, and evidenced by, a written agreement entered into between you and the Company.

EXHIBIT B
Benefits
You will be eligible to participate in benefit plans and/or programs which the Company may offer to its employees or executives from time to time. Your eligibility for such plans and/or programs will be determined by the terms of such plans and/or programs. Among the benefits currently offered by the Company to its employees are medical and dental insurance, a stock option plan and a 401k plan, which are described below. Please be advised, however, that the Company reserves the right to amend, modify, or terminate any of its benefits plans and/or programs at any time in its sole discretion. You will be eligible for four weeks vacation in accordance with the Company’s accrual policy.
Medical Insurance. Currently, the Company offers its employees medical insurance. The Company currently contributes a portion of your premium for employee coverage, and you will be responsible for contributing for additional family coverage through pre-tax payroll deduction.
Dental Insurance. The Company presently offers its employees dental insurance. The Company currently contributes a portion of your premium for employee coverage, and you will be responsible for contributing for additional family coverage through pre-tax payroll deduction.
401k Plan. The Company presently offers its employees a 401k plan. You may elect to contribute pre-tax deferrals through payroll deduction pursuant to the terms of the 401k plan.